Exhibit (d)(216)

Note: This Schedule A lists the trusts and portfolios covered by the Master International Research Agreement between FMR & FIIA.

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of July 1, 2003, between

Fidelity International Investment Advisors

and

Fidelity Management & Research Company

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Investment Trust	Fidelity International Small Cap Opportunities Fund	Equity	07/21/05
Variable Insurance Products Fund IV	Consumer Staples Portfolio	Equity	03/15/07
Variable Insurance Products Fund IV	Materials Portfolio	Equity	03/15/07
Variable Insurance Products Fund IV	Telecommunications Portfolio	Equity	03/15/07

Agreed and Accepted
as of August 1, 2007

Fidelity International Investment Advisors		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Management & Research Company
By:	/s/Allan Pelvang		By:	/s/JS Wynant
Name:	Allan Pelvang		Name:	JS Wynant
Title:	Director		Title:	Vice President